UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 08, 2018

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-201319	38-3954047
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Unit B, 22/F, Times Tower

391-407 Jaffe Road

Wan Chai, Hong Kong

Tel: 852-6072-0269

(Address of principal executive offices, including Zip Code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Entry into a Letter of Intent to make an Acquisition:

On December 12, 2017, the Company entered into a Letter of Intent (“LOI”) to Acquire 100% of the equity interests in Krazy Larry Inc. in exchange for 4.75 million of the Company’s SEC Rule 144 restricted common shares to be issued by the Company at closing. After closing The Company is obligated to invest up to $500 thousand dollars into the Krazy Larry Inc. for growth purposes. There are no other contingencies except for the normal caveats about completion of due diligence acceptable to the Company in its sole discretion, preparation and execution of the definitive agreements and the ability of Krazy Larry Inc. to pass a PCAOB audit. All existing members of the Krazy Larry Inc. management team will remain post acquisition. Krazy Larry Inc. has represented to the Company that in 2017 they reached $7.4 million in sales with approximately $1.6 million in EBITDA.

On January 4, 2018, the Company has completed its due diligence and is moving forward with definitive documents.

Exhibit No.	Description

99.1	12 ReTech Corporation Provides Update to Shareholders at the Start of FY2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 07, 2018

12 Retech Corporation

/s/ Angelo Ponzetta
By:	Angelo Ponzetta
Its:	Chief Executive Officer